EXHIBIT B

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected since the most recent Schedule 13D filing on June 22, 2016 by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through the close of trading on July 13, 2016. All such transactions were purchases of Shares effected in the open market and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/Sell	Shares	Unit Cost	Security
Lazarus Israel Opportunities Fund II LLLP	6/22/2016	Buy	30,000	0.0931	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/23/2016	Buy	30,000	0.0929	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/24/2016	Buy	10,000	0.0891	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/27/2016	Buy	50,000	0.0853	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/28/2016	Buy	25,000	0.0824	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/29/2016	Buy	70,000	0.0828	Common Stock
Lazarus Israel Opportunities Fund II LLLP	6/30/2016	Buy	50,000	0.0846	Common Stock
Lazarus Israel Opportunities Fund II LLLP	7/1/2016	Buy	50,000	0.0851	Common Stock
Lazarus Israel Opportunities Fund II LLLP	7/7/2016	Buy	65,000	0.0818	Common Stock
Lazarus Israel Opportunities Fund II LLLP	7/12/2016	Buy	10,000	0.0801	Common Stock